November 12, 2024 Supplemental Restatement Periods: Q1 2023 to Q2 2024 GAAP to Non-GAAP Reconciliations Exhibit 99.2

FY2023 Q1 QTD – GAAP to Non-GAAP Reconciliation

FY2023 Q2 QTD – GAAP to Non-GAAP Reconciliation

FY2023 Q2 YTD – GAAP to Non-GAAP Reconciliation

FY2023 Q3 QTD – GAAP to Non-GAAP Reconciliation

FY2023 Q3 YTD – GAAP to Non-GAAP Reconciliation

FY2023 Q4 QTD – GAAP to Non-GAAP Reconciliation

FY2023 Q4 YTD – GAAP to Non-GAAP Reconciliation

FY2024 Q1 QTD – GAAP to Non-GAAP Reconciliation

FY2024 Q2 QTD – GAAP to Non-GAAP Reconciliation

FY2024 Q2 YTD – GAAP to Non-GAAP Reconciliation

Explanation of Adjustments Acquisition and integration costs: Costs relating to the acquisition and integration of the acquired business or operations into the Company, including labor costs, legal fees, consulting fees, travel costs and any other expenses relating to the integration process. Contingent Consideration: Changes in contingent consideration payments to a seller in a business transaction based on certain conditions being met in the future. Restructuring: Restructuring costs incurred to simplify and streamline our organization and strengthen the overall effectiveness of our operations. Inventory step-up charges: Impact of valuing inventory at its fair value as a result of an acquisition. Intangible amortization: Amortization of intangible assets held by the Company. Loss on extinguishment of debt: Loss incurred by the Company as result of the 2019 Notes being cancelled. Non-cash interest expense: Interest charges incurred due to the change in time value of money relating to liabilities on the Balance Sheet. Amortization of debt issuance costs: The amortization of costs incurred in the facilitation of the 2019 Notes and 2023 Notes. The debt issuance costs incurred on the 2019 Notes that were converted into the 2023 Notes will be amortized over the 2023 Notes period. Foreign currency impact of certain intercompany loans: The foreign exchange gain or loss incurred on a repayable unhedged inter-company loan. Tax effect of non-GAAP charges: The cumulative tax impact on all GAAP charges pre-restatement impact. Tax effect of non-GAAP charges (restatement): The additional cumulative tax impact on all GAAP charges as a result of the restatement. Incremental costs attributed to CEO transition: Stock compensation related costs incurred due to the CEO transition. The incremental stock compensation expense was the result of the modification of the unvested equity awards held by the CEO immediately prior to the modification. This resulted in the revalue of his unvested awards and a change in his remaining requisite service period due to his change in duties upon transitioning to Executive Chair of the Board.